Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, N.Y. 10174-1901

(212) 818-8800

August 9, 2018

ParkerVision, Inc.

7915 Baymeadows Way, Suite 400

Jacksonville, Florida 32256

Re:ParkerVision, Inc.

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by ParkerVision, Inc. (the “Company”), a Florida corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to an aggregate of 10,000,000 shares of common stock, par value $.01 per share (“Common Stock”), to be offered for resale by the selling shareholder named therein (the “Selling Shareholder”), consisting of (a) (i) up to 2,500,000 shares of Common Stock (the  “First Tranche Pre-Funded Warrant Shares”) underlying a pre-funded warrant with an exercise price of $0.01 per share (a  “Pre-Funded Warrant”) that was issued by the Company to the Selling Shareholder upon the first closing pursuant to the Securities Purchase Agreement, dated July 26, 2017, between the Company and the Selling Shareholder  (the “SPA”), and (ii) up to 2,500,000 shares of Common Stock (the  “First Tranche Warrant Shares”) issuable upon exercise of a warrant with an exercise price of $0.74 per share (a  “Warrant”) that was issued by the Company to the Selling Shareholder upon the first closing pursuant to the SPA,  and (b) (i) 2,500,000 shares of Common Stock (the “Second Tranche Shares”) that may be issued by the Company to the Selling Shareholder upon the second closing pursuant to the SPA, assuming the conditions to such second closing are satisfied or waived (or, in the alternative, up to 2,500,000 shares of Common Stock (the “Second Tranche Pre-Funded Warrant Shares”) underlying a Pre-Funded Warrant that may be issued by the Company to the Selling Shareholder in lieu of all or a  portion of the Second Tranche Shares), and (ii) up to 2,500,000 shares of Common Stock (the “Second Tranche Warrant Shares”) underlying a Warrant that may be issued by the Company to the Selling Shareholder upon the second closing pursuant to the SPA, assuming the conditions to such second closing are satisfied or waived. The shares of Common Stock identified in clauses (a)(i), (a)(ii), (b)(i) and (b)(ii) are sometimes referred to collectively as the “Shares.”

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed

ParkerVision, Inc.

August 9, 2018

appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1.            The First Tranche Pre-Funded Warrants Shares and the First Tranche Warrant Shares have been duly authorized and, when issued in accordance with the terms of the applicable Pre-Funded Warrant and Warrant, respectively, against payment therefor, will be legally issued, fully paid and non-assessable.

2.            The Second Tranche Shares (or the Second Tranche Pre-Funded Warrant Shares underlying a Pre-Funded Warrant issued in lieu of all or any portion thereof) and the Second Tranche Warrant Shares have been duly authorized and, if and when issued in accordance with the terms of the SPA (or the applicable Pre-Funded Warrant issued in lieu of the Second Tranche Shares) and the applicable Warrant, respectively, against payment therefor, will be legally issued, fully paid and non-assessable.

In giving this opinion, we have assumed that all certificates for the Shares have been, or will be, duly executed on behalf of the Company by the duly authorized Company officers and/or the Company’s transfer agent and registered by the Company’s registrar, if necessary, and conform, or will conform, except as to denominations, to specimens which we have examined.

We are opining solely on applicable statutory provisions of Florida corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Florida Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller